Exhibit 99.1

RCI Names Bradley Chhay as CFO

HOUSTON—September 14, 2020—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) announced Bradley Chhay will succeed Phillip Marshall as Chief Financial Officer effective today as part of a planned transition.

Mr. Marshall, 70, who has been CFO since 2007, will continue as part of RCI’s Financial Team to assist in ensuring a smooth transition and will continue focusing on income tax matters. “We thank Phil for his loyal and dedicated service as our CFO for more than 13 years,” said Eric Langan, President & CEO. “His contributions to RCI have been essential in building the strong foundation we have today.”

In his new position, Mr. Chhay, 36, will be responsible for managing all financial functions and strategy, as well as corporate development, mergers and acquisitions, and integration. After briefly serving as CFO for a smaller, privately-held, multi-unit restaurant chain, Mr. Chhay joined RCI in November 2015 as Controller, in charge of migrating the company to an upgraded ERP system, enhancing internal and external audit and SEC reporting functions, and executing due diligence for M&A.

“We welcome Bradley as our new CFO,” Mr. Langan said. “Throughout his nearly 15 years in accounting, auditing, taxation, and risk management, he has built teams and processes, and aligned financial and business metrics, to support corporate strategy and automation. His extensive skills are enhanced through experience in relevant industries, including hospitality, entertainment, restaurants, and technology.”

From 2013-2015, Mr. Chhay was an Audit Supervisor and Global ERP Project Lead for RigNet, Inc. of Houston, a publicly-traded digital technology company serving the oil and gas, maritime and government markets. From 2009-2013, he served as Internal Audit Senior, IT Auditor, and Senior Fraud Auditor for Live Nation Entertainment, Inc. of Beverly Hills, CA, a publicly-traded company that markets tickets for live entertainment worldwide, owns and operates entertainment venues, and manages music artists. His experience also includes designing and implementing new financial reporting technology, as well as coordinating the implementation of Sarbanes Oxley, acquisition, and fraud audit engagements. Prior to Live Nation, he was an auditor for Deloitte & Touche LLP.

Mr. Chhay earned a Bachelor of Business Administration in Accounting and a Master of Science in Accountancy from the University of Houston. Additionally, he is a Certified Public Accountant (CPA), Certified Fraud Examiner (CFE), and Certified Information Systems Auditor (CISA).

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas/Ft. Worth, Houston, Miami, Minneapolis, St. Louis, Charlotte, Pittsburgh, and other markets operate under brand names such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com/.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com